EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102320, 333-86170, 333-60023, 333-126210 and 333-134778 on Form S-8, of our reports dated March 1, 2007, relating to the financial statements and financial statement schedule (which report expresses on unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment,” effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bright Horizons Family Solutions, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 1, 2007